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                                                                    EXHIBIT 21.1

                                IDEAMALL, INC.

                         Subsidiaries of the Registrant

Creative Computers, Inc. (a California corporation) ecost.com, Inc. (a Delaware corporation) eLinux.com, Inc. (a Delaware corporation)
Creative Computers Integrated Technologies, Inc. (a Delaware corporation) ComputAbility Limited (a Delaware corporation)